Exhibit 99.1

For Immediate Release:

Encore Medical Corporation Announces

Closing of Its Public Offering of

8,500,000 Shares of Common Stock

AUSTIN, Texas, December 17, 2003 — Encore Medical Corporation (the “Company”) (Nasdaq: ENMC) today announced the closing of a public offering of 8,500,000 shares of its common stock at $6.25 per share. The Company sold 6,000,000 shares in the offering, and various selling stockholders sold 2,500,000 shares. The offering will result in net proceeds to the Company of approximately $34.5 million. The Company intends to use the net proceeds it receives from the sale of common stock in this offering for working capital and other general corporate purposes, including possible acquisitions. The Company will not receive any of the net proceeds of the sale of shares by the selling stockholders.

SG Cowen Securities Corporation acted as lead managing underwriter of the offering and First Albany Capital Inc. acted as co-manager. In addition to the shares sold by the selling stockholders, the underwriters may purchase up to an additional 1,275,000 shares of common stock from certain of the selling stockholders at the public offering price pursuant to the underwriters’ over-allotment option.

A copy of the final prospectus supplement relating to the offering may be obtained from SG Cowen Securities Corporation, which may be obtained by calling SG Cowen Prospectus Department at 631-254-7106 or contacting SG Cowen at 1155 Long Island Avenue, Edgewood, New York 11717.

Encore Medical Corporation is a diversified orthopedic company that designs, manufactures, markets and distributes orthopedic implant products, sports medicine equipment and related products for the orthopedic industry.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Contact:	Harry L. Zimmerman, Executive
Vice President—General Counsel
(512) 832-9500
Harry_Zimmerman@encoremed.com

Media:	Euro RSCG Life NRP
Susan Noonan (212) 845-4252
news@erlnrp.com